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                                                                    EXHIBIT 7.8

March 10, 1995


Richard M. Osborne
Turkey Vulture Fund XIII, Ltd.
7001 Center Street
Mentor, Ohio  44060

         Re:  AGREEMENT, PROXY AND LIMITED POWER OF ATTORNEY

Dear Mr. Osborne:

         In consideration of the purchase by Turkey Vulture Fund XIII, Ltd. ("TVF") of 437,809 shares of beneficial interest, par value $1.00 per share, in First Union Real Estate Equity and Mortgage Investments (the "Shares"), we hereby agree as follows:

         1. We hereby represent and warrant that, in our capacity as custodians, we shall use our best efforts to cause the entity that was the record holder of the Shares on February 10, 1995 (the "Record Holder") to, deliver to TVF, as promptly as practicable by overnight courier at the address set forth above and at the sole expense of TVF, any and all proxies and related materials received by us or the Record Holder from or with respect to First Union from March 1, 1995 through the later to occur of July 1, 1995 or the date of the 1995 annual meeting of shareholders of First Union, or adjournment thereof, to which such proxies and related materials relate. We agree to advise the Record Holder and any other (sub)custodian of the Shares that it has no authority to vote any of the Shares as of the date set forth above, March 10, 1995, and, at the request of TVF, to use our best efforts to cause the Record Holder to sign any such proxies as directed by TVF with regard to the Shares and with regard to the 1995 annual meeting of shareholders of First Union.

         2.   We hereby represent and warrant that (i) the Record Holder was a
              (sub)custodian of the Shares on February 10, 1995 (the "Record Date"), (ii) on the Record Date, we were duly authorized to vote the Shares through the Record Holder, (iii) on the Record Date, we had the full legal right to vote the Shares through the Record Holder, and (iv) we are duly authorized, and have the full legal right, to sign any proxies with respect to the Shares through the Record Holder and to enter into this agreement.

         3. We hereby irrevocably grant to TVF all rights that we have to vote, and to execute and deliver written consents or otherwise act with respect to, all of the Shares at the 1995 annual meeting of shareholders of First Union, or any adjournment thereof, as fully, to the same extent as we might or could do if we were present and voting such Shares at such annual meeting.

         4. We hereby irrevocably constitute and appoint Richard M. Osborne, with full power of substitution and re-substitution, as our true and lawful agent, proxy and attorney-in-fact, and empower and authorize such attorney, in our name, place and stead, to execute, deliver and do any and all acts necessary or desirable in connection with any and all proxies received and delivered by us to TVF hereunder with respect to matters to be voted on by the stockholders of First Union at such annual meeting.

         5. The foregoing is conditioned upon the agreement of TVF to indemnify and hold us, the Record Holder and any person or entity for which we have acted as the custodian of the Shares (collectively, the "Indemnitees") harmless from and against any and all claims, damage or loss incurred by any of the Indemnitees with respect to the granting of said proxy and power of attorney. TVF shall pay all fees and expenses, including the reasonable legal fees of the Indemnitees' counsel, necessary to defend the Indemnitees against any and all claims, actions or lawsuits that may be brought against any of the Indemnitees with respect to the granting of said proxy and power of attorney.

         6. The foregoing is further conditioned upon your agreement not to disclose our identity or the identity of any person or entity for which we have acted as the custodian of the Shares to any third party, unless such disclosure is required of you by law or a court order; provided that TVF may disclose our identity, but not the identity of any person or entity for which we have acted as the custodian of the Shares, by disclosing and attaching a copy of this letter to a Schedule 13D that TVF is required to file with the United States Securities and Exchange Commission.

         Please indicate your agreement to indemnify and defend the Indemnitees as provided in paragraph 5 above and to not disclose any identities as provided in paragraph 6 above by executing and delivering the enclosed copy of this letter to me.




                                     Very truly yours,

                                     Kas Depository Trust Company
                                     10-3-95

                                     By: /s/Th.J.M. van Heese /s/M.B. van Moll
                                        --------------------------------------
                                     Its:   Th.J.M. van Heese M.B. van Moll
                                        --------------------------------------


Accepted and agreed to by:

TURKEY VULTURE FUND XIII, LTD.

By:  /s/Richard M. Osborne
    -----------------------------------------
      Richard M. Osborne, its Managing Member